As filed with the Securities and Exchange Commission on June 12, 2020

File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lincoln National Corporation
(Exact Name of Registrant as Specified in Its Charter)

Indiana	35-1140070
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

150 N. Radnor-Chester Road
Radnor, PA  19087
 (Address of Principal Executive Offices) (Zip Code)

Lincoln National Corporation
2020 Incentive Compensation Plan
(Full Title of Plan)

Leon E. Roday
Executive Vice President and General Counsel
Lincoln National Corporation
150 N. Radnor Chester Road
Radnor, PA  19087
 (Name and Address of Agent for Service)

(484) 583-1400
(Telephone Number, including area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (no par value)	5,200,000 (1)	$39.99	$207,948,000 (2)	$26,992

(1)  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are being registered such additional shares as may be issuable pursuant to the anti-dilution provisions of the Lincoln National Corporation 2020 Incentive Compensation Plan (the “Plan”), by reason of stock splits, stock dividends, recapitalizations or similar transactions. The shares of common stock to which this Registration Statement relates are to be issued upon exercise of options and in connection with certain other stock-related awards, all of which will be granted or awarded under the Plan for no consideration.

(2)  Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $39.99 per share, which is the average of the high and low sale prices of the Registrant’s common stock as reported on the New York Stock Exchange on June 11, 2020.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be included in the Section 10(a) prospectus will be sent or given to participants as specified by Rule 428 of the Securities Act, and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents and information previously filed by Lincoln National Corporation (the “Corporation”) with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in the Registration Statement:

•	the Corporation’s Annual Report on Form 10-K (File No. 1-6028) for the fiscal year ended December 31, 2019, filed with the Commission on February 20, 2020;

•	the Corporation’s Quarterly Report on Form 10-Q (File No. 1-6028) for the quarter ended March 31, 2020, filed with the Commission on May 7, 2020;

•	the Corporation’s Current Reports on Form 8-K (File No. 1-6028) filed with the Commission on May 12, 2020 and May 15, 2020; and

•
the description of the Corporation’s Common Stock contained in Form 10 filed with the Commission on April 28, 1969 (File No. 1-6028), including any amendments or reports filed for the purpose of updating that description.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, each document filed subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained therein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities being registered hereby has been passed upon by Eric B. Wilmer, Assistant Vice President and Senior Counsel of the Corporation. Mr. Wilmer owns, or has the right to acquire, a number of shares of the common stock of the Corporation that represents less than 1% of the total outstanding shares of common stock of the Corporation. Mr. Wilmer is eligible to participate in the Lincoln National Corporation 2020 Incentive Compensation Plan.

Item 6.	Indemnification of Directors and Officers.

Our bylaws, pursuant to authority contained in the Indiana Business Corporation Law and the Indiana Insurance Law, respectively, provide for the indemnification of our officers, directors and employees against the following:

•
reasonable expenses (including attorneys’ fees) incurred by them in connection with the defense of any action, suit or proceeding to which they are made or threatened to be made parties (including those   brought by, or on behalf of us) if they are successful on the merits or otherwise in the defense of such proceeding except with respect to matters as to which they are adjudged liable for negligence or misconduct in the performance of duties to their respective corporations; and

•
reasonable costs of judgments, settlements, penalties, fines and reasonable expenses (including attorneys’ fees) incurred with respect to, any action, suit or proceeding, if the person’s conduct was in good faith and the person reasonably believed that his/her conduct was in our best interest. In the case of a criminal proceeding, the person must also have reasonable cause to believe his/her conduct was lawful.

Indiana Law requires that a corporation, unless limited by its articles of incorporation, indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

No indemnification or reimbursement will be made to an individual judged liable to us, unless a court determines that in spite of a judgment of liability to the corporation, the individual is reasonably entitled to indemnification, but only to the extent that the court deems proper. Additionally, if an officer, director or employee does not meet the standards of conduct described above, such individual will be required to repay us for any advancement of expenses it had previously made.

In the case of directors, a determination as to whether indemnification or reimbursement is proper will be made by a majority of the disinterested directors or, if it is not possible to obtain a quorum of directors not party to or interested in the proceeding, then by a committee thereof or by special legal counsel. In the case of individuals who are not directors, such determination will be made by the chief executive officer of the respective corporation, or, if the chief executive officer so directs, in the manner it would be made if the individual were a director of the corporation.

Such indemnification may apply to claims arising under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

We maintain a program of insurance under which our directors and officers are insured, subject to specified exclusions and deductible and maximum amounts, against actual or alleged errors, misstatements, misleading statements, acts or omissions, or neglect or breach of duty while acting in their respective capacities for us. In addition, our directors have separate indemnification agreements providing the same general rights to indemnification as set forth above.

The indemnification and advancement of expenses provided for in our bylaws does not exclude or limit any other rights to indemnification and advancement of expenses that a person may be entitled to other agreements, shareholders’ and board resolutions and our articles of incorporation.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

No.	Exhibit
4.1	Restated Articles of Incorporation of the Corporation, incorporated by reference to Exhibit 3.1 to LNC’s Form 8-K (File No. 1-6028) filed with the SEC on August 14, 2017.

4.2
Amended and Restated Bylaws of the Corporation (effective March 23, 2020), incorporated by reference to Exhibit 3.1 to the Corporation’s Form 8-K (File No. 1-6028) filed with the Commission on March 24, 2020.

4.3*	Lincoln National Corporation 2020 Incentive Compensation Plan.

5.1	Opinion of Eric B. Wilmer, Esq., as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Eric B. Wilmer, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature pages of this Registration Statement).

* This exhibit is a management contract or a compensatory plan or arrangement.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimate maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of and employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on the 12th day of June, 2020.

LINCOLN NATIONAL CORPORATION

By:	/s/ Randal J. Freitag
Randal J. Freitag, Executive Vice
President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby makes, designates, constitutes and appoints Leon E. Roday, Nancy A. Smith and Claire H. Hanna, and each of them (with full power and authority to act without the other), his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis R. Glass Dennis R. Glass	Director, President and Chief Executive Officer (Principal Executive Officer)	June 12, 2020

/s/ Randal J. Freitag Randal J. Freitag	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 12, 2020

/s/ Christine A. Janofsky Christine A. Janofsky	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 12, 2020

/s/ Deirdre P. Connelly Deirdre P. Connelly	Director	June 12, 2020

/s/ William H. Cunningham William H. Cunningham	Director	June 12, 2020

/s/ George W. Henderson, III George W. Henderson, III	Director	June 12, 2020

/s/ Eric G. Johnson Eric G. Johnson	Director	June 12, 2020

/s/ Gary C. Kelly Gary C. Kelly	Director	June 12, 2020

/s/ M. Leanne Lachman M. Leanne Lachman	Director	June 12, 2020

/s/ Michael F. Mee Michael F. Mee	Director	June 12, 2020

/s/ Patrick S. Pittard Patrick S. Pittard	Director	June 12, 2020

/s/ Lynn M. Utter Lynn M. Utter	Director	June 12, 2020